1. Name and Address of Reporting Person
   Ferguson II, John T.
   199 Benson Road
   Middlebury, CT 06749
   USA
2. Issuer Name and Ticker or Trading Symbol
   Crompton Corporation
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Day/Year
   02/07/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Senior V.P. & General Counsel
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   +-----+---+-----------+---+----------+Reported      |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |Code |V  |Amount     |A/D|Price     |Transaction(s)|   (I)     |   ship     |
+------------------------------+----------+----------+-----+---+-----------+---+----------+--------------+-----------+------------+
Common Stock                    02/07/2003            A         42750       A   $5.7000    90591          D
                                                      <F1>
Common Stock                                                                               0              I           ESOP TRUST
Common Stock                                                                               24149          I           BEP TRUST
Common Stock                                                                               8532.54        I           LTIP TRUST
                                                                                                                      (1988)

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+-----------+---------------------+----------------+----------+-------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.         |6.                   |7.              |8.        |9.     |10.    |11.   |
|          |        |       |       |         |           |                     |                |          |Number |Owner- |      |
|          |        |       |       |         |           |                     |                |          |of     |ship   |      |
|          |        |       |       |         |           |                     |                |          |Deriv- |Form of|      |
|          |        |       |       |         |           |                     |Title and Amount|          |ative  |Deriv- |      |
|          |        |       |       |         |           |                     |of Underlying   |          |Secur- |ative  |Nature|
|          |Conver- |Trans- |Execu- |         |Number of  |                     |Securities      |          |ities  |Secur- |of    |
|          |sion or |action |tion   |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-|ity:   |In-   |
|          |Exercise|Date   |Date   |         |Securities |and Expiration Date  |       |Amount  |          |cially |Direct |direct|
|          |Price of|       |       |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned  |(D) or |Bene- |
|Title of  |Deriv-  |(Month/|(Month/|tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |       |In-    |ficial|
|Derivative|ative   | Day/  | Day/  +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|       |direct |Owner-|
|Security  |Security|Year)  |Year)  |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |       |(I)    |ship  |
+----------+--------+-------+-------+------+--+-----+-----+----------+----------+-------+--------+----------+-------+-------+------+
NQ Stock    $6.38                                                     02/20/2013 Common                      43654   D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $7.25                                                     11/21/2012 Common                      36207   D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $7.92                                                     11/22/2011 Common                      47374   D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $8.1562                                                   11/30/2010 Common                      75000   D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $8.3437                                                   11/19/2009 Common                      188015  D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $13                                                       11/18/2005 Common                      4589    D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $14.3438                                                  11/14/2008 Common                      40000   D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $14.5                                                     09/21/2006 Common                      70227   D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $14.625                                                   11/19/2004 Common                      5685    D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $16.875                                                   11/16/2006 Common                      20000   D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $19.3125                                                  11/20/2003 Common                      3795    D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $26.4063                                                  11/07/2007 Common                      20000   D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $6.38                                                     01/21/2013 Common                      31346   D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $7.25                                                     10/22/2012 Common                      13793   D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $7.92                                                     10/23/2011 Common                      12626   D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $8.3437                                                   10/19/2009 Common                      11985   D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $13                                                       10/18/2005 Common                      5911    D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $14.5                                                     08/21/2006 Common                      29773   D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $14.625                                                   10/19/2004 Common                      6815    D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $19.3125                                                  10/20/2003 Common                      5705    D
Option                                                                           Stock
(Right to
Buy)

Explanation of Responses:

<F1>
14,248 shares represent the Retention Award shares earned from the 2001-2002
LTIP.

28,502 shares represent the third distribution of the Merger Synergy
Award.

SIGNATURE OF REPORTING PERSON
/s/ John T. Ferguson II

DATE
02/10/2003